UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

METALS USA HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34685	20-3779274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2400 E. Commercial Blvd., Suite 905 Fort Lauderdale, Florida		33308
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 202-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 6, 2013, Metals USA Holdings Corp., a Delaware corporation (“Metals USA”), Reliance Steel & Aluminum Co., a California corporation (“Reliance”) and RSAC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Reliance (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which Reliance has agreed to acquire Metals USA. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Merger Sub will be merged with and into Metals USA (the “Merger”), with Metals USA surviving as a wholly-owned subsidiary of Reliance.

At the effective time of the Merger, each outstanding share of Metals USA common stock (other than dissenting shares, treasury shares, shares owned by Reliance and its subsidiaries and shares owned by any subsidiary of Metals USA) will be cancelled and converted into the right to receive $20.65 in cash, without interest. Also at the effective time of the Merger, each option to acquire common stock granted under any Metals USA equity incentive plan, whether vested or unvested, that is outstanding will become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $20.65 over the per share exercise price of the option multiplied by (ii) the total number of shares of common stock subject to the option. Each share of restricted stock granted under any Metals USA equity incentive plan, whether vested or unvested, will be cancelled and converted into the right to receive $20.65 per share in cash.

The parties’ obligations to complete the Merger are conditioned upon customary closing conditions, including the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Metals USA common stock and the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period. The Merger is not conditioned upon Reliance’s receipt of financing.

During the period beginning on the date of the Merger Agreement and continuing through March 8, 2013 (the “Go-Shop Period”), Metals USA may, and intends to, initiate, solicit, facilitate and encourage alternative proposals from third parties with respect to the sale of Metals USA (“Alternative Proposals”) and provide non-public information to and enter into discussions or negotiations with third parties with respect to Alternative Proposals. Starting on March 9, 2013, Metals USA will become subject to customary “no-shop” restrictions on its ability to solicit Alternative Proposals and to provide non-public information to and enter into discussions or negotiations with third parties regarding Alternative Proposals, except that Metals USA may continue to engage in the aforementioned activities after the Go-Shop Period with certain third parties that submitted an Alternative Proposal during the Go-Shop Period that Metals USA’s board of directors has determined constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement) (each such third party, an “Excluded Party”).

The Merger Agreement contains certain termination rights for Metals USA and Reliance. Under specified circumstances, Metals USA is entitled to terminate the Merger Agreement to accept a Superior Proposal (whether developed during the Go-Shop Period or received on an unsolicited basis after the end of the Go-Shop Period). Upon termination of the Merger Agreement to enter into a Superior Proposal, or under certain other specified circumstances, Metals USA will be required to pay Reliance a termination fee. If the termination fee becomes payable as a result of Metals USA terminating the Merger Agreement within 30 days after the end of the Go-Shop Period in order to enter into a definitive agreement concerning a Superior Proposal with an Excluded Party, the amount of the termination fee will be $11.9 million. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $23.8 million. In certain circumstances where the Merger Agreement has been terminated but the termination fee has not become payable, Metals USA will be required to reimburse Reliance for up to $5.0 million of expenses incurred in connection with the Merger Agreement (although if the termination fee later becomes payable, amounts reimbursed by Metals USA will be credited against the termination fee payable).

The Merger Agreement contains customary representations, warranties and covenants by each of Reliance and Metals USA.

The Merger Agreement has been filed as an exhibit to this Form 8-K to provide you with information regarding the terms of the agreement and is not intended to modify or supplement any factual disclosures about Metals USA in its public reports filed with the Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Reliance or Metals USA. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts.

The Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement

In connection with the entry into the Merger Agreement, certain investment funds affiliated with Apollo Global Management, LLC (the “Apollo Funds”), have entered into a voting agreement with Reliance (the “Voting Agreement”). Pursuant to the Voting Agreement, the Apollo Funds agreed to vote their shares of Metals USA common stock in favor of the Merger and against any Alternative Proposal. The Apollo Funds own approximately 53% of the outstanding shares of common stock. Accordingly, unless the Voting Agreement is terminated, the Apollo Funds will vote their shares of common stock in favor of the Merger Agreement and the Merger will be approved. The Voting Agreement will terminate upon the earlier of (i) the Merger and (ii) the termination of the Merger Agreement. In addition, the Apollo Funds may terminate the Voting Agreement if Metals USA’s Board of Directors changes its recommendation to Metals USA’s stockholders in favor of the Merger or if the Merger Agreement is amended to decrease the amount or change the form of the merger consideration, or to impose any material restrictions or additional conditions on receipt of the merger consideration.

The Voting Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement.

Additional Information

This report is being filed with respect to the proposed acquisition transaction involving Metals USA and Reliance. Metals USA will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed Merger. Investors and security holders are urged to read the proxy statement and other documents relating to the acquisition when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents that Metals USA files with the SEC (when available) from the SEC’s website at www.sec.gov and Metals USA’s website at www.metalsusa.com. In addition, the proxy statement and other documents filed by Metals USA with the SEC (when available) may be obtained from Metals USA free of charge by directing a request to Metals USA Holdings Corp., Corporate Secretary, 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308, telephone: (954) 202-4000.

Certain Information Regarding Participants

Metals USA and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Metals USA’s stockholders with respect to the proposed acquisition of Metals USA by Reliance. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Metals USA’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 14, 2012, and its definitive proxy statement for the 2012 annual meeting of stockholders, which was filed with the SEC on April 11, 2012. Additional information regarding the interests of such individuals in the proposed acquisition of Metals USA by Reliance will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Metals USA’s website at www.metalsusa.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibits Number	Description

2.1	Agreement and Plan of Merger, dated as of February 6, 2013, by and among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Metals USA Holdings Corp. *

99.1	Voting Agreement, dated February 6, 2013, by and among Reliance Steel & Aluminum Co., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P. and Apollo German Partners V GmbH & Co. KG.

*	Metals USA has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METALS USA HOLDINGS CORP.

Date: February 6, 2013	/s/ Robert C. McPherson III
Name: Robert C. McPherson III
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 6, 2013, by and among Reliance Steel & Aluminum Co., RSAC Acquisition Corp. and Metals USA Holdings Corp.*

99.1	Voting Agreement, dated February 6, 2013, by and among Reliance Steel & Aluminum Co., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P. and Apollo German Partners V GmbH & Co. KG.

*	Metals USA has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.